Exhibit 99.1
FRANCIS M. GREGORY (144785)
BETSY C. MANIFOLD (182450)
FRANCIS A. BOTTINI, JR. (175783)
RACHELE R. RICKERT 91906340
WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
Symphony Towers
750 B Street, Suite 2770
Sand Diego, CA 92101
Telephone: 619/239-4599
Facsimile 619/234-4599
[additional counsel appear on signature page] Attorneys for plantiffs
SUPERIOR COURT OF CALIFORNIA
COUNTY OF SANTA CLARA

KEVIN KANE,	)	Case No.: 05 CV 044524
)
Plaintiff,	)	CLASS ACTION
)
v.	)	CONSOLIDATED AMENDED
	)	CLASS ACTION COMPLAINT
ASPECT COMMUNICATIONS	)
CORPORATION, GARY E. BARNETT,	)	DEPT: 17C
BARRY M. ARIKO, NORMAN A.	)	Judge: Hon. Jack Komar
FOGELSONG, A. BARRY RAND, ROBERT	)
F. SMITH, THOMAS WEATHERFORD, and	)
DAVID B. WRIGHT,	)
)
Defendants.	)
)
MARY SHERIDAN,	)	Case No. 05 CV 045093
)
Plaintiff,	)
v.	)
)
ASPECT COMMUNICATIONS	)
CORPORATION, GARY E. BARNETT	)
BARRY M. ARIKO, NORMAN A.	)
FOGELSONG, A. BARRY RAND, ROBERT	)
F. SMITH, THOMAS WEATHERFORD, and	)
DAVID B. WRIGHT,	)
)
Defendants.	)
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

     Plaintiffs, by their attorneys, allege upon personal knowledge as to their own acts and upon information and belief premised on the investigation of their counsel as to all other matters, as follows:
NATURE OF ACTION
     1. Plaintiff Kevin Kane purchased or acquired 2,000 shares of the common stock of Aspect Communications Corporation (“Aspect” or the “Company”) prior to the events giving rise to the allegations herein, and continues to hold such shares.
     2. Plaintiff Mary Sheridan purchased or acquired 200 shares of the common stock of Aspect prior to the events giving rise to the allegations herein, and continues to hold such shares.
     3. This action arises from breaches of fiduciary duties in connection with a merger agreement (the “Transaction”) entered into by Aspect arid Concerto Software, Inc. (“Concerto”) for grossly inadequate consideration and in breach of defendants’ fiduciary duties. The Transaction, originally announced after the close of the stock market on July 5, 2005, is tentatively set to be voted upon by Aspect’s shareholders in September 2005. Plaintiffs allege that they and other public shareholders of Aspect common stock are entitled to enjoin the proposed Transaction or, alternatively, to recover damages in the event that the transaction is consummated. The proposed Transaction is the result of an unfair process, results in the denial to shareholders of important information regarding the value of their shares of Aspect, and does not provide for adequate value for Aspect’s shareholders. The decision of the Director Defendants (as defined below), who constitute Aspect’s Board of Directors, to pursue the proposed Transaction constitutes a breach of their fiduciary duties to plaintiffs and other Aspect shareholders.
JURISDICTION AND VENUE
     4. This Court has jurisdiction over the causes of action asserted herein pursuant to the California Constitution, Article V1, § 10, because this case is a cause not given by statute to other trial courts. The amount in controversy exceeds the jurisdictional minimum of this Court.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

     5. This Court has jurisdiction over defendant Aspect because its corporate headquarters are located at 1320 Ridder Park Drive, San Jose, California. This Court has jurisdiction over the individual defendants because many of them are California citizens, own property in California, and/or reside in California.
     6. Venue is proper in this Court because the conduct at issue took place and had an effect in this County.
PARTIES
     7. Plaintiff Kevin Kane is and, at all relevant times, has been the owner of shares of Aspect common stock.
     8. Plaintiff Mary Sheridan is and, at all relevant times, has been the owner of shares of Aspect common stock.
     9. Defendant Aspect is a corporation organized and existing under the laws of the State of California. Aspect maintains its principal offices at 1320 Ridder Park Drive, San Jose, California 95131-2312. Aspect, is a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. Aspect’s global customer base includes more than two-thirds of the Fortune 50 and corporations in a range of industries, including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies. The Company’s leadership is based on two decades of expertise.
     10. As of July 5, 2005, Aspect had approximately 61.3 million shares of ordinary shares outstanding, held by thousands of holders of record. Aspect’s common stock trades on the NASDAQ National Market. Aspect’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) is not registered under the Securities Act and not publicly traded.
     11. Defendant Gary E. Barnett has been a director since June 2004 and has served as President and Chief Executive Officer of Aspect since February 2004. If the Transaction is completed, Mr. Barnett will receive his regular base salary of $430,000 for up to 18 months and 1.5 times his actual bonus payment in 2004 of $209,000. Mr. Barnett will also receive $1,543,904 when his unvested stock options are accelerated.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

     12. Defendant Barry M. Ariko has been a director of Aspect since January 2002. Since November 2003, Mr. Ariko has been President and CEO of Mirapoint, Inc., a private company manufacturing messaging systems. From May 2001 to October 2003, he did independent consulting on software distribution strategies and operations. Under the proposed Transaction, Mr. Ariko will receive $151,025 when his unvested stock options vest and are accelerated.
     13. Defendant Thomas Weatherford has been a board member of Aspect since January 2004. Mr. Weatherford also serves on the Boards of ILOG S.A., Saba Software, Inc., Synplicity, Inc., and Tesco Corporation. According to the, 2005 Notice of Annual Meeting and Proxy Statement (“2005 Annual Meeting Notice”), Mr. Weatherford “is affiliated with several private companies.” Under the proposed Transaction, Mr. Weatherford will receive $60,800 when his stock options vest and are accelerated.
     14. Defendant David B. Wright has been a board member of Aspect since February 2001. Under the proposed Transaction, Mr. Wright will receive $112,670 when his unvested stock options vest and are accelerated.
     15. Defendant Robert F. Smith has been a board member of Aspect since January 2003. Mr. Smith is the Managing Principal Partner of Vista Equity Partners, which he founded in 2000. Vista Equity Fund II, L.P., an affiliate of Vista Equity Partners (hereinafter collectively “Vista”), owns all 50,000 shares of the Series B Preferred Stock and is the Company’s largest single shareholder. As of February 28, 2005, the Series B Preferred Stock is currently convertible in 22 million shares of common stock or 26.7% of Aspect’s outstanding common stock. Under the Certificate of Determination of Rights, Preferences and Privileges of the Series B Preferred Stock (“Rights Agreement”), the Series B Preferred stock holders are entitled to elect two directors to serve on Aspect’s Board of Directors. Mr. Smith is one of the two directors elected by Vista, the sole Series B Preferred stock holder. Under the proposed Transaction, Vista’s $50 million investment in 50,000 shares of Preferred Series B stock in January 2003 will be monetized and equate to $257 million, a redemption price equal to 500% of the original purchase price. Under the
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

proposed Transaction, Mr. Smith will receive $176,435 when his unvested options are accelerated. According to the 2005 Annual Meeting Notice, Mr. Smith “also currently serves on the board of several privately held companies.”
     16. Defendant A. Barry Rand has been a board member of Aspect since January 2003 and has served as Interim Chairman of the Aspect Board since August 2003. Mr. Smith is one of the two directors appointed by Vista. Under the proposed Transaction, Mr. Rand will receive $176,435 when his unvested options are accelerated and Vista’s $50 million investment in 50,000 shares of Preferred Series B stock in January 2003 will be monetized and equate to $257 million, a redemption price equal to 500% of the original purchase price.
     17. The foregoing individual directors and board members of Aspect (collectively the “Director Defendants”) owe fiduciary duties to Aspect and its shareholders.
     18. The individuals identified above are collectively referred to throughout this complaint as the “Director Defendants.”
     19. The Director Defendants, by reason of their corporate directorship and/or executive positions, stand in a fiduciary position relative to the Company’s shareholders, which fiduciary relationship, at all times relevant herein, required the Director Defendants to exercise their best judgment, and to act in a prudent manner and in the best interests of all the Company’s shareholders.
     20. Each Director Defendant owed and owes Aspect and its public shareholders fiduciary duties and was and is required to: further the best interests of Aspect and its public shareholders; undertake an adequate evaluation of the Company’s worth as to potential merger/acquisition candidates; maximize the financial recovery for Aspect shareholders; refrain from abusing their positions of control; refrain from favoring their own interests at the expense of Aspect and its public shareholders; only consent to transactions that are in the financial interest of Aspect shareholders; and act in good faith in carrying out their obligations to shareholders with due care and information.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

CLASS ACTION ALLEGATIONS
     21. Plaintiffs bring this case on their own behalf and as a class action, pursuant to CCP §382, on behalf of all stockholders of the Company, except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants who own shares of Aspect subject to the merger announced by Aspect and Concerto (the “Class’).
     22. This action is properly maintainable as a class action.
     23. The Class is so numerous that joinder of all members is impracticable. The Company has thousands of stockholders who are scattered throughout the United States. As of July 5, 2005, Aspect had 61.3 million shares of common stock outstanding,
     24. There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:
          (a) Whether the Transaction as negotiated and structured denies shareholders information (particularly with respect to the value of their shares) necessary to make an informed decision whether to sell their shares;
          (b) Whether the Director Defendants have breached their fiduciary duties owed by them to plaintiffs and other members of the Class, including their duties of entire fairness, loyalty, due care, and full disclosure; and
          (c) Whether plaintiffs and the other members of the Class are being and will continue to be injured by the wrongful conduct alleged herein and, if so, what is the proper remedy and/or measure of damages.
     25. Plaintiffs are committed to prosecuting the action and have retained competent counsel experienced in litigation of this nature. Plaintiffs’ claims are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Plaintiffs are adequate representatives of the Class.
     26. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.
     27. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.
BACKGROUND
Series B Preferred Stock
     28. In January 2003, Vista Equity Fund II, L.P. purchased $50 million of Series B Preferred Stock (50,000 shares), which, assuming conversion at the initial conversion price, represented approximately 26% of the Company’s outstanding shares on a fully diluted basis. The Company received $44 million in net proceeds from this transaction.
     29. On or after the tenth anniversary of the closing, January 21, 2013, the Company has an obligation to redeem each share of unconverted Series B Preferred Stock for cash at a redemption price equal to 125% of the original purchase price plus accrued and unpaid dividends. Additionally, in the event that the Company declares a dividend or distribution to the holders of common stock, the holders of Series B Preferred Stock would have been entitled to equivalent participation on an as-if-converted basis in such dividend or distribution.
     30. As the sole Series B Preferred Stock holder, Vista nominated two of the six directors at Aspect’s 2005 Annual Meeting held May 15, 2005, which provides Vista with a substantial degree of control over Aspect’s operations. Defendants Rand and Smith were again the directors re-nominated and re-elected by Vista at the May 15, 2005 Annual Meeting.
     31. Under the Rights Agreement, Vista, as sole Series B Preferred Stock holder, also has veto rights with respect to certain Company actions. Without an affirmative vote by Vista, the Company cannot dispose of all or substantially all the Company’s assets, incur an
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

indebtedness in excess of $10 million, approve or implement an annual budget, invest in or acquire another company, business or entity involving an aggregate purchase price of $10 million or allow the Company to terminate or change the compensation paid to certain officers such as Mr. Barnett.
     32. On February 13, 2004, the Company filed a Registration Statement on Form S-3 for the registration of 12,000,000 shares of its common stock, 2,700,000 of which would be offered by the Company and 8,850,000 of which would be offered by Vista (the “Offering”). In connection with the Offering, Vista agreed to convert all of its Series B Preferred Stock into 22,222,222 shares of the Company’s common stock immediately prior to the completion of the offering. In consideration for this voluntary conversion, the Company agreed to issue Vista 200,000 additional shares of the Company’s common stock and pay Vista a $3 million transaction fee. On August 23, 2004, the Company announced that it was withdrawing the Offering “due to market conditions.” As the Offering was withdrawn without completion, the conversion agreement with Vista described above expired, without payments being made thereunder and accordingly in the third quarter of 2004, the Company expensed approximately $0.8 million in legal, accounting and printing costs incurred for the preparation of the Offering.
CFO Retires
     33. On December 6, 2004, Aspect announced the retirement of Gary A. Wetsel, Chief Financial Officer (CFO). James C. Reagen was immediately appointed CFO, reporting to defendant Barnett. The Company lowered its earnings guidance for the fourth quarter of 2004 (“Q4 2004”) to include $0.03 for a non-cash charge for employee related stock compensation, including expenses associated with Wetsel’s departure.
2004 And Q1 2005 Financial Results
     34. On February 28, 2005, Aspect filed its Annual Report on Form 10-K with the SEC for the year ended December 31, 2004 (“2004 10-K”). The 2004 10-K stated that “[t]he economic climate in 2004 continued its slight improvement that began in 2003 as compared to the difficult environment in 2002 and 2001, which resulted in dramatically
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

decreased capital spending.” “During 2004, [Aspect] strengthened [its] financial position by increasing revenues and net income as compared to 2003.” Aspect’s cash and short term investments as of December 31, 2004 amounted to $202.6 million after repaying $40 million under its credit facility. Net revenues increased by 2% compared to 2003, software license and hardware revenues increased by 4% and professional services and education revenues increase by 12%. Aspect reported $370 million in net revenues, net income of $52 million and earnings per share of $0.65. In 2004, Aspect traded at a high of $19.45.
     35. In February 2005, Value Cents Objective Analyses issued an analyst report scoring Aspect’s results for 2004. In reviewing profits and profit margins, the analyst report noted that “[d]uring the period, the company generated a strong net profit margin compared to similar companies. In short the company is very profitable.” The report also stated:
Expense management drives short-term profitability; fixed asset management drives long-term profitability. In this case, the company decreased assets and significantly improved profitability. This is very positive. In fact, this may be the best possible situation in this area. It may also indicate that some of the assets on the books had not been generating sufficient profitability. Ultimately, it is desirable for assets to be as lean as possible since they are a form of expense. Overall liquidity and net profit margins also improved as assets were reduced, so the company now seems to be in an overall better position.
Long-time Director Leaves Board
     36. On May 19, 2005, long time board member Norman A. Fogelsong, a director of the Company since 1985, left the Aspect Board of Directors. Mr. Fogelsong announced in March 2005 that he would not stand for re-election at the May 19, 2005 Annual Meeting. As Aspect began negotiations to sell the Company to Concerto, the Board was now composed of six, not seven, members: defendants Ariko; Barnett, Aspect’s President and CEO; Weatherford; Wright; Rand and Smith, both re-elected by Vista, the sole Series B Preferred Stockholder.
     37. On April 19, 2005, Aspect announced revenues for the first quarter of 2005 (“Ql 2005”) of $90.6 million compared to $91.5 million in the first quarter in 2004. Product revenue in the first quarter of 2005 was $30.9 million compared to $29.1 million for the first
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

quarter of 2004. Defendant Barnett commented that “in addition to seeing improved stability in our support revenue stream, we are encouraged by our year-over-year growth in product revenue.” The Company generated $18.3 million in cash from operations during the first quarter of 2005.
New Product Release
     38. On June 28, 2005, Aspect announced the latest release of its award-whining contact center operating environment. Aspect Uniphi Suite offers the flexibility and functionality needed for a contact center application convergence, including ACD and IVR, on a single, centrally managed, switch-agnostic platform. Version 6.1 simplifies application development, system administration and management while doubling the number of agents supported by Aspect’s release last year. Aspect also announced that Cinergy, one of the largest diversified energy companies in the U.S., is implementing the Aspect converged contact center model using Uniphi Suite.
     39. On the same date, Aspect announced that CPM Group had created a centralized contact system using Aspect Uniphi Suite.
     40. As of June 30, 2005, Aspect had cash, cash equivalents and marketable securities of approximately $227 million.
     41. On August 8, 2005, Aspect announced revenue information for the second quarter ending June 30, 2005 (“Q2 2005”). Aspect reported Q2 2005 revenue of $85.6 million, operating income of $8.4 million and earnings per share (EPS) of $0.07. Operating income and EPS included approximately $4 million in restructuring charges, or $0.04 per share, related to office space consolidation at the Company’s headquarters.
SUBSTANTIVE ALLEGATIONS
     42. On June 9, 2005, after submitting a non-binding letter of intent for the acquisition of Aspect, representatives of Concerto offered to acquire Aspect for $12.00 per common share. Concerto provides flexible solutions for automatic call distribution (ACD), predictive calling, workforce management, analytics, interactive voice response (VR) and multi-channel contact. Concerto is headquartered in Westford, MA.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

     43. On July 5, 2005, Aspect announced the signing of a definitive merger agreement with Concerto and its wholly owed subsidiary, Ascend Merger Sub, Inc. Concerto, a private company, and Ascend Merger Sub are owned by entities affiliated with private equity investment funds of Golden Gate Capital and Oak Investment Partners and by members of Concerto’s management team (the “Buyer”). Under the terms of the merger agreement, holders of Aspect common stock will receive $11.60 in cash for each share of common stock and Vista, the sole holder of the 50,000 shares of Aspect Series B Preferred Stock, will receive $5,155.555 in cash for each share, or $11.60 per share on an as-converted to common stock basis. The Transaction has been approved by Aspect’s Board of Directors and Aspect anticipates that the Transaction should close by September 2005. Upon closing of the Transaction, Aspect will no longer be publicly traded.
     44. The aggregate value to be paid under the agreement is $1.1 billion. Morgan Stanley & Co. Incorporated (“Morgan Stanley”) advised Aspect in the Transaction and provided an opinion to Aspect’s Board of Directors in connection with the proposed Transaction.
     45. The Merger Agreement contains provisions which prevent the Company from seeking other takeover offers and further provides that Aspect will pay $32.5 million if it accepts an unsolicited offer that is higher than the $11.60 share bid by Concerto. The size of the termination fee will serve only to prevent other interested bidders from making an offer for the Company, or in the unlikely event that another bidder does make an offer for the Company, to unduly enrich Concerto at the expense of Aspect’s public share holders.
     46. The investors in Concerto, Golden Gate Capital and Oak Investment Partners specialize in growth businesses in change-intensive industries or expanding new markets. Golden Gate Capital is a private equity firm with $2.5 billion of capital under management and makes equity investments in situations where there is demonstrable opportunity to quickly enhance a company’s value. Oak Investment Partners is a multi-stage capital firm with $5.8 billion in committed capital. Oak Investment Partners focuses on growth companies with expanding new markets.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

     47. Concerto will find the Transaction through debt and equity financing. JPMorgan Chase Bank, N.A., Deutsche Bank Trust Companies Americas, Lehman Commercial Paper, Inc. and Wells Fargo Foothill, In. will provide a $425 million first lien senior secured term loan, a $50 million secured revolving credit facility, and a $250 million second lien secured term loan facility. Golden Gate Private Equity, Inc. has agreed to invest $200 million in cash, which may be increased to $270 million under certain circumstances.
     48. The chief executive officer and president of the combined company will be James D. Foy, Concerto’s President and Chief Executive Officer.
     49. The Transaction will deprive the Company’s public common stock stockholders of any enhanced premium that further negotiations with the current suitor or other potential suitors could provide and of any enhanced value from an investment in Aspect.
     50. On the July 5, 2005 conference call with analysts announcing the Transaction, analyst Raj Vankataraman from Golden Capital commented to Aspect that the merger consideration “was a very disappointing price and you just have to look at where your stock price was a year ago to see why shareholders will be justified to be disappointed.” According to Mr. Vankataraman, “The question is, why sell now? ... you obviously have product introductions and. . have been enthusiastic and excited about unifying various production introductions which we believed in ... what happened ... ?”
     51. On July 6, 2005, Morgan Keegan published an Equity Research Note entitled “Acquisition Analysis” which noted that the $11.60 merger consideration was “below the $12/share — $13/share fair value that we had estimated for Aspect; Soon to be filed SEC documents will provide more insight into how aggressively Aspect was marketed to maximize common shareholder value.” “The transaction is valued at 13.0x 2005E FCF, which appears relatively cheap to us, especially in consideration of the likely synergies between Concerto and Aspect.” The Research Note concluded: “[O]n an EV/EBITDA basis, Aspect is being valued at 9.0x 2005E, which is a slight discount to our peer group median of 10.2x. As such, we feel the deal was slightly underpriced....”
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

Role Of The Series B Preferred Stock Holder in the Proposed Transaction
     52. After Vista’s unsuccessful attempt in August 2004 to liquidate approximately 40% of its holdings by converting its 50,000 shares of its Series B Preferred Stock into common stock and selling 8.8 million shares in an Offering (the Offering had to be withdrawn due to market conditions), Vista began to look for the best opportunity to liquidate its holdings. Once the public Offering failed, the Aspect Board, with two of its six members elected by Vista (including the interim Chairman), immediately began considering other opportunities. Almost immediately thereafter, in October 2004, Morgan Stanley was engaged to be Aspect’s financial advisor. Morgan Stanley, who provided a fairness opinion to the Aspect Board, has done financial advisory and financing services for both Aspect and the Buyer and their affiliates and will receive a $11.8 million “success” fee if the deal closes. Upon completion of the Transaction, Vista immediately liquidates 100% of its Series B Preferred Stock, a $50 million investment, for $257 million in cash.
     53. After the Aspect Board approved the Transaction, on July 5, 2005, Vista, the sole Series B Preferred Stock bolder, entered into a Voting Agreement with Concerto and agreed to vote all of its shares of Series B Preferred Stock in favor of approval of the Transaction, satisfying a material condition of the Transaction. The proxy statement is silent as to what consideration Vista received for signing the Voting Agreement. The shares of Series B Preferred Stock are initially convertible into 22.2 million shares of the Company’s common stock (subject to certain anti-dilution protection adjustments). Vista will receive a redemption price equal to 500% of the original purchase price.
     54. Defendants Rand and Smith, both directors elected by Vista, are not independent in the determination as to whether the Transaction is in the best interests of the public common stock holders who have the ability to liquidate their publicly traded common stock in the open market when Vista did not. Vista’s desire to liquidate its investment in Aspect differs from the single desire of the public shareholders to maximize value. Defendants Rand and Smith participated in the negotiation of the Transaction on behalf of Aspect and will benefit financially from the liquidation of the Series B Preferred
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Stock even at an inadequately low price. Defendant Barnett is also not independent as he will receive nearly $2.5 million if the proposed Transaction is completed. No Special Committee of independent directors was appointed to review and approve the Transaction on behalf of the public common stock holders. The proxy statement does not reveal whether defendants Rand and Smith improperly participated in the vote by Aspect’s Board of Directors to approve the Transaction. Both defendants Rand and Smith recommended, in the proxy statement that Aspect shareholders approve the Transaction at the shareholder meeting of Aspect’s stockholders.
     55. The negotiation of the sale based on the liquidation benefit to the sole holder of Series B Preferred Stock represents a breach of the defendants’ fiduciary duties to Aspect’s public shareholders because the $11.60 per share consideration is inadequate. The Director Defendants were so concerned about Vista’s ability to liquidate its holdings in the Series B Preferred Stock that the Director Defendants failed to push or pursue other strategic options for tile sole reason that it would not result in an immediate sale.
     56. That transaction, as presently constituted, is unfair to Aspect’s public shareholders for the following reasons:
          a. Premised on the 52-week high of $14.12, the Transaction constitutes no premium.
          b. The total value of the offer represents less than a 3% premium over Fridays closing price of $11.20 and no premium over its 52-week high of $14.12.
          c. The proposed Transaction fails to provide any consideration for Aspect’s historic price performance, provides no premium on its 52 week high, provides almost no premium over Aspect’s recent stock appreciation based on its upgraded product announcement prior to the Transaction announcement where Aspect shares rose 24 cents or 2.1 % to $11.44 last week, and fails to reflect the value of Aspect’s latest product upgrade and its implementation by its Fortune 50 client base.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

THE PROXY STATEMENTS
     57. Aspect filed its preliminary proxy with the SEC on or about July 25, 2005 (hereinafter the “Proxy Statement”). The SEC informed Aspect on Friday, July 29, 2005 that they will not be reviewing the filing. The Director Defendants were required under California law to disclose all material information to Aspect’s shareholders in these proxy statements relating to the proposed Transaction. According to the Proxy Statement, no special independent committee was formed to evaluate whether the Transaction was fair to the public shareholders. The Director Defendants failed to disclose the following material information to Aspect’s public shareholders in the Proxy Statement:
          a. There are significant material omissions regarding the role of two of the six Director Defendants who approved the Transaction, namely defendants Smith and Rand. Defendants Rand and Smith improperly negotiated, voted for and recommended a Transaction pursuant to which Vista was able to liquidate its Series B Preferred Stock but failed to maximize value for Aspect’s public stock holders. In general, there is no disclosure regarding their lack of independence in determining whether the Transaction is in the best interest of the public stock holders.
          b. The description of the Transaction contained in the Proxy Statement is materially deficient in the following respects:
               i. In the Proxy Statement, Morgan Stanley relied on Aspect’s negative sequential revenue growth (28.8% in Q1 FY 2005 and -15.4% in Q2 FY 2005) as discounting factors in its fairness opinion. First, this statistic ignores the improved financial results announced in early 2005. In 2004, net revenues increased by 2% compared to 2003, software license and hardware revenues increased by 4% and professional services and education revenues increase by 12% in an improved sales environment. Second, Aspect sales cycle up (a seasonal shift) at the end of the year so the better comparison is the same quarter to the same quarter rather than comparing Q4 to Q1. For example, Aspect presented a graphic at a May 10, 2005 investor meeting which showed Q1-Q3 were roughly at $91 million per quarter with Q4 at a seasonal spike of $96.8 million. So, looking at three months
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ended March 31, 2004 compared to the three months ended March 31, 2005 in Aspects’ quarterly report filed with the SEC on Form 10-Q, revenue was essentially flat — $91.4 million in Ql 2004 and $90.6 million in Q1 2005.
               ii. Exclusion of the trading period from June 21, 2005 to July 5, 2005 because Aspect common stock increased 13% is not fair when calculating the premium offered by the merger consideration. Aspect speculates that this inflation was caused by merger rumors but Morgan Stanley does not opine as to the cause but simply excludes this bump in its fairness opinion. Aspect made several key announcements in this time period including the release of Version 6.1 of its Uniphi Suite. The 13% price increase, or some part thereof, could have been attributable to the announcement that Cinergy, one of largest diversified energy companies in the U.S., or CRM Group, was using Aspect’s latest product release. Including this trading period dramatically drops the premium offered by the merger consideration. There is only a 3% premium over the closing price of the Aspect stock on Friday July 1, 2005. The average stock price for the 30 day trading period prior to July 5, 2005 is $10.40, a premium of 11%, instead of the 23% used by Morgan Stanley to determine whether the proposed Transaction is fair.
          c. The Proxy Statement indicates that the merger consideration was renegotiated from $12 per share to $11.60 per share because Concerto’s “lenders reduced the amount of financing that they were prepared to provide” because preliminary results for Q2 2005 were below market expectations. However, if the debt funding was reduced, then the equity funding could be increased. According to the Proxy Statement, Golden Gate Private Equity, Inc. had a $70 million cushion available in equity financing for just such contingencies.
          d. The Proxy Statement fails to disclose why a $5 million miss in product revenue, due to a few large product sales that did not close at the end of the quarter as expected, warranted a reduction in the merger consideration of $0.40 per share ($24 million). Of significance, service revenues were up to $60.7 million mi Q2 2005 compared to $59.7 million in Ql 2005 and flat compared to $61.1 million in Q2 2004. When reached
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

for comment by Dow Jones Newswires on July 5, 2005, Aspect’s CFO stated that a number of these contracts had already been booked in the third quarter, and the Company sees no long-term problem with its business. Thus, these large contracts which slipped into Q3, could have impacted product revenue in Q2 2005 which was $24.9 million compared to $30.9 million in Q1 2005 and $29.8 million in Q2 2004. To the contrary, the merger consideration also offers no premium for the introduction and success of the new Aspect Uniphi Suite.
          e. The Proxy Statement is also silent as to whether the $4 million restructuring charge of $0.04 per share taken in Q2 2005 just as the Transaction was announced is linked to the Board’s decision to approve the Transaction. The $4 million charge is purportedly due to the acceleration of Aspect’s lease obligations on part of its facilities in San Jose. If this charge is linked to the elimination of duplicative facilities post-merger, then Morgan Stanley’s analysis of Aspect’s value and the preliminary announcement of Aspect’s results for the second quarter are misleading. On July 6, 2006, one day after the Transaction was publicly announced, Ralph Breslauer, Concerto’s executive vice president for Global Sales & Marketing, told the The Boston Herald, “We’ll [Concerto] continue to be in Massachusetts.” According to the The Boston Herald, Breslauer “did predict that, ‘over time,’ Aspect’s offices in Chelmsford were likely to be moved to Westford and consolidated with Concerto’s location there,” Without the one time $4 million restructuring charge, operating income and earnings per share would be higher for comparison purposes.
          f. The Proxy Statement does not provide Aspect’s 2005 quarterly financial projections which would reflect the movement of revenue from Q2 to Q3. Because the stock market values a company based in large part on its expectations for the company’s future financial results, Aspect’s 2005 projected financial results, relied upon by Morgan Stanley, are critical to determining whether the merger consideration of $11.60 per share is fair from a financial point of view. The 2004 Form 10-K indicates that Aspect’s financial results have stabilized after several bad years.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

          g. Morgan Stanley compared Aspect’s Management Plan to a “Sensitivity Case”, which relied upon research reports and market growth estimates, and to a “Consensus Estimates”, which was a consensus of equity research reports covering Aspect. However, in evaluating the Management Plan, Morgan Stanley either incorporated a risk premium or a higher discount in order to lower the implied value per share under the Management Plan. Morgan Stanley’s justification was the Company’s inconsistent performance in achieving consensus estimates — however, both the Sensitivity Case and the Consensus Estimates would reflect these risks. The Sensitivity Case tracks and includes industry market growth conditions, one of the underlying causes of such misses; and the Consensus Estimates for Aspect incorporates an analyst’s knowledge of the Company’s prior misses. As a result., Morgan Stanley’s analysis over emphasizes the impact of management’s prior misses. Even discounting Management Plans, the implied share value is $10.62-$12.62.
          h. The Proxy Statement does not provide a complete disclosure regarding the independence of the directors as to their ownership or official capacity in other private companies and whether these companies have any relationship with Concerto, Golden Gate and Oak Investment and their affiliates. For example, the Directors, such as Barry M. Ariko, also provide consulting services in the area of contract center communication in order to optimize customer communications.
          i. The Proxy Statement is silent about any connections between Vista and its affiliated entities and Concerto, Golden Gate, or Oak Investment and any of their affiliates. Such connections also demonstrate the Board’s lack of independence. According to the 2005 Annual Meeting Notice, defendant Smith, Vista’s managing partner, serves on the board of several privately held companies. Again, the Proxy is silent about any connections between these boards and the Buyer.
          j. Fuller disclosure by Morgan Stanley is necessary as to their relationship with Vista, Concerto, Golden Gate or Oak Investment and any of their affiliates. Morgan Stanley, acting as Aspect’s financial advisor, structured this deal and
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

disclosed that it has “provided financial advisory and training services” for the Buyer and received fees for same. As Morgan Stanley is getting an $11.8 million “success fee,” a fuller disclosure of their past and current services to the Buyers and their value must be made to determine the extent of the conflict of interest of doing deals for both sides. As the Board’s financial advisor, Morgan Stanley is silent as to the likelihood of a better deal being struck.
          k. There is no specific disclosure regarding the statement by Aspect that it considered other strategic options other than a cash-out merger such as finding other options to cash out the Series B Preferred Stock.
     58. That Aspect’s Board violated its duty of care is evidenced by the fact that the clear conflict has resulted in Aspect’s shareholders receiving insufficient consideration for their shares. Aspect is presently trading below the offering price an the news of the Merger Agreement.
     59. The proposed “going private” acquisition transaction is wrongful, unfair and harmful to Aspect’s public stockholders, the Class members, and represents an attempt by defendants to aggrandize the personal and financial positions and interests of board members at the expense of and to the detriment of the stockholders of the Company. The proposed transaction will deny plaintiffs and other Class members their rights to share appropriately in the true value of the Company’s assets and future growth in profits and earnings, while usurping the same for the benefit of Concerto at an unfair and inadequate price.
     60. In short, this “going private”‘ transaction allows Concerto to gain access to Aspect’s latest technology and Fortune 50 client base along with its two decades of technological expertise at an unfair and inadequate price and allows the preferred shareholders to unfairly profit at the expense of the common stockholders.
DEFENDANTS’ FIDUCIARY DUTIES
     61. The Director Defendants’ fiduciary obligations under these circumstances require them to:
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          (a) Undertake an appropriate evaluation of Aspect’s worth as a merger candidate;
          (b) Engage in a meaningful auction with third parties in an attempt to obtain the best value for Aspect’s public shareholders;
          (e) Act independently so that the interests of Aspect’s public shareholders will be protected and enhanced;
          (d) Disclose fully and completely all material information, including an opinion by the Board of Directors, the basis for the Board of Directors’ opinion, and what parties were consulted in this regard;
          (e) Retain independent advisers to properly assess whether the Transaction is in Aspect’s shareholder’s best interest and whether the consideration obtained for Aspect’s common stock is appropriate; and
          (f) Disclose fully and completely all material information, including an opinion by the Board, the basis of the Board’s opinion, and what parties were consulted in this regard.
     62. The terms of the proposed Transaction axe unfair to the common stock holders and the unfairness is compounded by the disparity between the knowledge and information possessed by the Director Defendants by virtue of their positions of control of Aspect and that possessed by Aspect’s public shareholders.
     63. Defendants’ failure to immediately reject an inadequate offer evidence their disregard for ensuring that common shareholders receive adequate value for their stock. By failing to reject an inadequate offer, defendants have artificially depressed the value of Aspect’s stock, thereby depriving plaintiffs and the Class of the right to receive the maximum value for their share.
     64. Defendants owe fundamental fiduciary obligations to Aspect’s stockholders to take all necessary and appropriate steps to maximize the value of Aspect’s common stock. In addition, the Director Defendants have the responsibility to act independently so that the interests of the Company’s public stockholders will be protected and to consider properly
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

all bona fide offers for the Company and to reject offers that are clearly not in the interest of shareholders. Further, the directors of Aspect must adequately ensure that no conflict of interest exists between the Director Defendants’ own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to ensure that all such conflicts will be resolved in the best interests of the Company’s stockholders.
     65. Because the Director Defendants dominate and control the business and corporate affairs of Aspect and because they are in possession of private corporate information concerning Aspect’s assets, businesses and future prospects, there exists an imbalance and disparity of knowledge of economic power between defendants and the public stockholders of Aspect. This discrepancy makes it grossly and inherently unfair for defendants to entrench themselves at the expense of Aspect’s stockholders.
     66. The Director Defendants have breached their fiduciary and other common law duties owed to plaintiffs and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class.
FIRST CAUSE OF ACTION
Breach Of Fiduciary Duty
(Against The Director Defendants)
     67. Plaintiffs reallege and incorporate each and every paragraph above as though fully set forth herein.
     68. By virtue of their positions as board members and fiduciaries with inside information, the defendants owed fiduciary duties of good faith, fair dealing, and loyalty to plaintiffs and the members of the Class. Defendants’ duties of good faith, fair dealing and loyalty required them to avoid self-dealing and ensure that all Aspect shareholders receive the same consideration in the merger agreement.
     69. Two of the Director Defendants — A. Barry Rand and Robert F. Smith — are not independent in considering the Transaction. They not only actively negotiated the Transaction on behalf of Aspect and recommended that Aspect shareholders vote in favor of
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

the Transaction, but also are financially self-interested in the liquidation of the Series B Preferred Stock, owned by Vista, who elected both defendants to the Board and pays Robert F. Smith to be its managing partner.
     70. Since defendants Rand and Smith have conflicting interests with those of the public shareholders and are not independent, defendants have the burden of demonstrating, under an entire fairness test, the utmost good faith and the most scrupulous inherent fairness of the Transaction.
     71. Defendants, acting in concert, have violated their fiduciary duties owed to the public shareholders of Aspect. Defendants have failed to fully disclose the true value of Aspect’s assets, earning power and future financial benefits. The defendants have wrongfully failed and refused to seek a purchase of Aspect at the highest possible price and instead have chilled potential offers. The defendants put their own personal interests ahead of the interest of the Aspect public shareholders and have used their control positions as directors of Aspect for the purpose of reaping personal gain for board members at the expense of Aspect’s public shareholders.
     72. The Director Defendants failed to (1) undertake an adequate evaluation of Aspect’s worth as a potential merger/acquisition candidate; (2) take adequate steps to enhance Aspect’s value and/or attractiveness as a merger/acquisition candidate; (3) effectively expose Aspect to the marketplace in an effort to create an active and open auction for Aspect assets; (4) act independently so that the interests of public shareholders would be protected; and (5) disclose all material facts of the proposed Transaction to Aspect’s shareholders. Instead, defendants have set an acquisition price for the shares of Aspect stock that does not reflect the true value of Aspect and fails to provide an appropriate premium.
     73. These tactics pursued by defendants are, and will continue to be, wrongful, unfair and harmful to Aspect’s public shareholders, and are an attempt by certain defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the Aspect public stockholders. These maneuvers by the defendants will deny
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members of the Class their right to share appropriately in the true value of Aspect’s valuable assets, future earnings and profitable businesses to the same extent as they would as Aspect shareholders.
     74. In contemplating, planning and/or affecting the foregoing specified acts and in pursuing and structuring the Transaction, defendants are not acting in good faith toward plaintiffs and the Class, and have breached, and are breaching, their fiduciary duties to plaintiffs and the Class.
     75. Because the Director Defendants (and those acting in conceit with them) dominate and control the business and corporate affairs of Aspect, and because they are in possession of private corporate information concerning Aspect’s businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the defendants and the public shareholders of Aspect which makes it inherently unfair to Aspect’s public shareholders.
     76. By reason of the foregoing acts, practices and course of conduct, the Director Defendants have failed to use the required care and diligence in the exercise of their fiduciary obligations owed to Aspect and its public shareholders.
     77. As a result of the actions of the defendants, plaintiffs and the Class have been and will be damaged in that they will not receive the fair value of Aspect’s assets and business in exchange for their Aspect shares, and have been and will be prevented from obtaining a fair price for their shares of Aspect common stock.
     78. Unless enjoined by this Court, the Director Defendants will continue to breach their fiduciary duties owed to plaintiffs and the Class, all to the irreparable harm of the Class.
     79. Plaintiffs seek preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiffs and the Class of their rights to realize a full and fair value for their stock at a premium over the market price, by unlawfully entrenching themselves in their positions of control and to compel defendants to carry out their fiduciary duties to maximize shareholder value.
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

     80. Only through the exercise of this Court’s equitable powers can plaintiffs be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
     81. Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the members of the Class, and/or aid and abet and participate in such breaches of duty; and will prevent the sale of Aspect at a substantial premium, all to the irreparable harm of plaintiffs and other members of the Class.
     82. Plaintiffs and the Class have no adequate remedy at law.
SECOND CAUSE OF ACTION
Breach Of Fiduciary Duty Of Candor
(Against The Director Defendants)
     83. As a result of their positions as directors of The Aspect Corporation, and because Aspect and the Director Defendants seek a vote by Aspect’s shareholders with respect to the Transaction, the Director Defendants have a fiduciary duty to fully disclose all material facts relating to the Transaction.
     84. Plaintiffs and the Class have been damaged, and the Director Defendants are the actual and proximate cause of such damage.
     WHEREFORE, plaintiffs demand judgment as follows:
     (a) Declaring that this Action is properly maintainable as a class action and certifying plaintiffs as representative of the Class;
     (b) Preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the proposed Transaction;
     (c) In the event that the proposed Transaction is consummated rescinding it and setting it aside;
     (d) Awarding compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law;
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     (e) Awarding plaintiffs their costs and disbursements, including reasonable allowances for fees of plaintiffs’ counsel and reimbursement of expenses; and
     (f) Granting plaintiffs and the Class such other and further relief as the Court may deem just and proper.

Dated: August 12,2005	WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
FRANCIS M. GREGOREK
BETSY C. MANIFOLD
FRANCIS A. BOTTINI, JR
RACHELE R. RICKERT

/s/ Betsy C. Manifold

BETSY C. MANIFOLD

750 B Street Suite 2770
San Diego, CA 92101
Telephone: 619/239-4599
Facsimile: 619/234-4599

BRUCE G. MURPHY
LAW OFFICES OF BRUCE MURPHY
265 Llwyds Lane
Vero Beach, Florida 32963
Telephone: 772/231-4202

Marc S. Henzel
LAW OFFICES OF MARC S. HENZEL
273 Montgomery Avenue, Suite 202
Bala Cynwyd, PA 19004
Telephone: 215/660-8000
Facsimile: 215/660-8080

Jeff S. Westerman
MILBERG WEISS BERSHAD
& SCHULMAN LLP
355 South Grand Avcnue, Suite 4170
Los Angeles, CA 90071
Telephone: 213/617-1200
Facsimile: 213/617-9185

Attorneys for Plaintiffs
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

DECLARATION OF SERVICE BY MAIL & FACSIMILE
     I, MELISSA BOWMAN, the undersigned, declare:
     1. That declarant is and was, at all times herein mentioned, a citizen of the United States and a resident of the County of San Diego, over the age of 18 years, and not a party to or interested in the within action; that declarant’s business address is 750 B Street, Suite 2770, San Diego, California 92101.
     2. That on August 12, 2005, declarant served the CONSOLIDATED AMENDED CLASS ACTION COMPLAINT via facsimile and/or in a sealed envelope with postage thereon fully prepaid and addressed to the parties listed on the attached Service List.
     3. That there is regular communication via facsimile and by mail between the place of mailing and the place so addressed.
     I declare under penalty of perjury that the foregoing is true and correct. Executed this 12th day of August, 2005, at San Diego, California.

/s/ Melissa Bowman

MELISSA BOWMAN
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

ASPECT COMMUNICATIONS CORPORATION
Service List — August 3, 2005

COUNSEL FOR PLAINTIFFS

Francis M. Gregorek	Jules Brody
Betsy C. Manifold	Aaron Brody
Francis A. Bottini, Jr.	Tzivia Brody
Rachele R. Rickert	STULL, STULL & BRODY
WOLF HALDENSTEIN ADLER	6 East 45th Street
FREEMAN & HERZ LLP	New York, NY 10017
Symphony Towers	212/687-7230
750 B Street Suite 2770	212/490-2022 (fax)
San Diego, CA 92101
619/239-4599	Jordan L. Lurie
619/234-4599 (fax)	Leigh A. Parker
WEISS & LURIE
Bruce G. Murphy	10940 Wilshire Blvd., Suite 2300
LAW OFFICES OF BRUCE MURPHY	Los Angeles, CA 90024
265 Llwyds Lane	310/208-2800
Vero Beach, Florida 32963	310/209-2348 (fax)
772/231-4202
Timothy J. Burke
Marc S. Henzel	STULL, STULL & BRODY
LAW OFFICES OF MARC S. HENZEL	10940 Wilshire Blvd., Suite 2300
213 Montgomery Avenue, Suite 202	Los Angeles, CA 90024
Bala Cynwyd, PA 19004	310/209-2468
215/660-8000	310/209-2087 (fax)
215/660-8080 (fax)

Jeff S. Westerman	COUNSEL FOR DEFENDANTS
MILBERG WEISS BERSHAD
& SCHULMAN LLP	Steven M. Shatz
355 South Grand Avenue, Suite 4170	Kelley E. Moohr
Los Angeles, CA 90071	WILSON SONSINI GOODRICH
213/617-1200	& ROSARI
213/617-9185 (fax)	650 Page Mill Road
Palo Alto, CA 94304
650/493-9300
650/493-6811 (fax)

* Denotes service via facsimile and mail
CONSOLIDATED AMENDED CLASS ACTION COMPLAINT